Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 30, 2022, with respect to the consolidated financial statements of Marti Technologies Inc., included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG Bağımsız Denetim ve SMMM A.Ş.

İzmir, Turkey

December 30, 2022